EXHIBIT 4

[Letterhead of United Community Banks, Inc.]

VIA ELECTRONIC MAIL

February 6, 2015

Corsair Georgia, L.P.
c/o Corsair Investments LLC
717 Fifth Avenue, 24th Floor
New York, New York 10022

Ladies and Gentlemen:

Reference is made to that certain Investment Agreement, dated as of March 16, 2011, as amended (the “Investment Agreement”), by and between United Community Banks, Inc., a Georgia corporation (the “Company”), and Corsair Georgia, L.P., a Delaware limited partnership (“Purchaser”), relating to Purchaser’s investment in the Company.  This letter agreement is being delivered in connection with the transfer of 1,795,271 Purchaser Non-Voting Shares (the “LP Shares”) and 836,307 shares of Voting Common Stock (the “LP Voting Shares”) by Purchaser to Crescent Holding GmbH, a limited partner of Purchaser (“Crescent Holding”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Investment Agreement.

The Company, Purchaser and Crescent Holding hereby agree as follows:

1.           Transfer Restrictions of Purchaser Non-Voting Shares.

(a)           Notwithstanding the transfer restrictions with respect to the Purchaser Non-Voting Shares set forth in Section 4.2 of the Investment Agreement, the Company acknowledges and agrees that Purchaser may transfer the LP Shares to Crescent Holding.  For the avoidance of doubt, Purchaser acknowledges and agrees that, in connection with such transfer, Purchaser shall not be entitled to surrender to the Company the LP Shares to be so transferred and to cause the Company to issue shares of Voting Common Stock to Crescent Holding in lieu of the LP Shares surrendered.

(b)           Crescent Holding agrees to be bound by the provisions set forth in Section 4.2 of the Investment Agreement as though Crescent Holding were Purchaser. The Company acknowledges and agrees that in connection with any transfer of the LP Shares by Crescent Holding in accordance with Section 4.2(a), Crescent Holding shall be entitled to surrender to the Company the LP Shares to be so transferred and to cause the Company to issue to such transferee, in lieu of the LP Shares surrendered, an equal number of shares of Voting Common Stock (which are not subject to the transfer restrictions set forth in Section 4.2(a) of the Investment Agreement).  The Company further agrees to otherwise comply with its obligations under Section 4.2 with respect to the LP Shares as though the LP Shares were Purchaser Non-Voting Shares.

(c)           The Company shall reflect the transfer from Purchaser to Crescent Holding of the LP Shares and the LP Voting Shares on the books and records of the Company, effective as of the date hereof.

Corsair Georgia, L.P.

(d)           Corsair Georgia hereby assigns its registration rights to Crescent Holding under Section 4.9 of the Investment Agreement solely with respect to the LP Shares and LP Voting Shares and the Company hereby consents to such assignment. For the avoidance of doubt, Corsair Georgia hereby retains all registration rights under the Investment Agreement with respect to the Registrable Securities it holds after giving effect to the transactions contemplated by this letter agreement. Within five Business Days of the date hereof, the Company shall add Crescent Holdings as a selling shareholder under the Registration Statement covering the LP Shares, the LP Voting Shares and any shares of Voting Common Stock issuable upon transfer of the LP Shares in accordance with Section 4.2(a) of the Investment Agreement, and shall maintain the effectiveness of such Registration Statement in accordance with the terms of the Investment Agreement. In accordance with Section 4.9(h) of the Investment Agreement, the registered office of Crescent Holding is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands and the  permanent business address is 111 Poseidonos Avenue, P.O. Box 70228 Glyfada, Athens 166 10, Greece.

2.           FIRPTA Assistance.  The Company acknowledges and agrees that upon Purchaser’s transfer of the LP Shares to Crescent Holding, the Company will provide the assistance contemplated under Section 4.17 of the Investment Agreement to Crescent Holding as though Crescent Holding were Purchaser.

3.           Expenses. Crescent Holding hereby agrees to pay, or reimburse Purchaser for Purchaser’s reasonable out-of-pocket fees and expenses incurred by or on behalf of it in connection with the transactions contemplated by this letter agreement and the transfer of the LP Shares and LP Voting Shares from Purchaser to Crescent Holding, including fees and expenses paid or payable to accountants, counsel and other advisors.

4.           Conflicting Terms.  This letter agreement constitutes a valid and binding agreement of the Company and Purchaser.  In the event of any conflict between the provisions of this letter agreement and the provisions of the Investment Agreement, the provisions of this letter agreement shall prevail and be given effect.

5.           Counterparts.  This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

6.           Governing Law.  This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such State.

[SIGNATURE PAGE FOLLOWS]

Corsair Georgia, L.P.

IN WITNESS WHEREOF, this letter agreement has been signed on behalf of each of the parties hereto as of the day and year first above written.

Very truly yours,

UNITED COMMUNITY BANKS, INC.
By:	/s/ Rex S. Schuette
Name:	Rex S. Schuette
Title:	Executive Vice President and Chief Financial Officer

Accepted and agreed to as of the date set forth above:

CORSAIR GEORGIA, L.P.

By: Corsair IV Management GP, LTD.

By:	/s/ D.T. Ignacio Jayanti
Name:	D.T. Ignacio Jayanti
Title:	Managing Partner

Crescent Holding GmbH

By:	/s/ Camile G. Saba
By:	/s/ James Sfiroudis
Name:	Camile G. Saba / James Sfiroudis
Title:	Attorneys-in-Fact